News Release

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Wednesday, October 21, 2009	James A. Graner (612) 623-6635

GRACO REPORTS THIRD QUARTER SALES AND EARNINGS

MINNEAPOLIS, MN (October 21, 2009) - Graco Inc. (NYSE: GGG) today announced results for the quarter and nine months ended September 25, 2009.

Summary
$ in millions except per share amounts

	Thirteen Weeks Ended			Thirty-nine Weeks Ended
	Sep 25,	Sep 26,	%	Sep 25,	Sep 26,	%
	2009	2008	Change	2009	2008	Change

Net Sales	$147.3	$207.2	(29)%	$432.9	$650.6	(33)%
Net Earnings	17.3	32.8	(47)%	31.7	110.8	(71)%
Diluted Net Earnings
per Common Share	$0.29	$0.54	(46)%	$0.53	$1.81	(71)%

•	Net earnings were $17 million in the third quarter, on sales of $147 million.

•
Sales of $147 million for the quarter are steady compared to the second quarter and up 7 percent compared to the first quarter.  Compared to the third quarter last year, sales and orders decreased in all segments and regions.

•	Gross margin rate of 53 percent for the third quarter improved from 49 percent in the second quarter and 47 percent in the first quarter, and equals last year’s third quarter rate.

•	Currency translation had an unfavorable effect on year-to-date sales ($14 million) and net earnings ($5 million).

•              Cash flow from year-to-date operations totaled $110 million.

“While sales remain low compared to last year, we are pleased with the improvement in profitability over the most recent two quarters of 2009,” said Patrick J. McHale, President and Chief Executive Officer.  “Cash flow remains strong, and our focus on managing working capital has reduced inventories by $31 million and receivables by $21 million since the end of last year.  We also reduced long-term debt by $73 million and made a voluntary $15 million tax-deductible contribution to our defined benefit pension plan.  We intend to continue making targeted investments in our strategic growth initiatives while managing working capital.”

Consolidated Results

Sales are down 29 percent for the quarter and 33 percent year-to-date.  For the quarter, sales decreased 25 percent in the Americas, 39 percent in Europe (36 percent at consistent translation rates) and 25 percent in Asia Pacific.  Year-to-date sales decreased 30 percent in the Americas, 44 percent in Europe (38 percent at consistent translation rates) and 26 percent in Asia Pacific.

Gross profit margin, expressed as a percentage of sales, was 53 percent for the quarter and 50 percent year-to-date, compared to 53 percent and 54 percent, respectively, for the comparable periods last year.  For the quarter, the favorable effects of pricing, lower material costs and cost reduction actions are offset by decreases from lower production volume and increased pension cost.  Decreases in the year-to-date rate were due to lower production volumes (approximately 5 percentage points), unfavorable currency translation rates (approximately 1 percentage point) and increased pension cost (approximately 1 percentage point).  Decreases were offset somewhat by the effects of favorable material costs and pricing.

Total operating expenses for the quarter and year-to-date are down 10 percent and 8 percent, respectively.  For both the quarter and year-to-date, the effects of spending reductions and lower volume-related expenses are partially offset by higher pension expenses.  Year-to-date, a $4 million decrease from translation effects is partially offset by $2 million related to workforce reductions.

Effective income tax rates were 30 percent for the quarter and 31 percent year-to-date, down from last year’s rates of 34 percent for the quarter and 33 percent year-to-date.  A higher-than-expected benefit upon filing of prior year tax returns contributed to lower rates in 2009.  Effective rates were higher in 2008 because the R&D tax credit was not renewed until the fourth quarter and no credit was included in the provisions for the first three quarters of 2008.

Segment Results

Certain measurements of segment operations are summarized below:

	Thirteen Weeks			Thirty-nine Weeks
	Industrial	Contractor	Lubrication	Industrial	Contractor	Lubrication

Net sales (in millions)	$78.2	$55.4	$13.7	$226.8	$163.2	$42.9
Net sales percentage change
from last year	(34)%	(18)%	(37)%	(38)%	(24)%	(38)%
Operating earnings as a
percentage of net sales
2009	26%	20%	(1)%	20%	15%	(8)%
2008	30%	22%	16%	32%	23%	18%

All segments experienced double-digit percentage decreases in sales compared to last year for both the quarter and year-to-date.  Improved third quarter operating earnings of all segments reflect the lower cost structure resulting from workforce and other spending reduction actions taken in the first quarter of 2009 and the fourth quarter of 2008.  Year-to-date operating earnings of all segments reflect the impacts of low volume, workforce reduction costs and higher pension cost.  Contractor operating results are affected by sales, costs and expenses related to the rollout of entry-level paint sprayers to additional paint and home center stores earlier in 2009 and in 2008.  Mix of product sold and costs related to discontinued products contributed to lower margin rates in the Lubrication segment.

Outlook

“While economic conditions continue to create headwinds for our business, we are encouraged by improved profitablility in each of the last two quarters, resulting from our efforts to improve production costs and control expenses” said Patrick J. McHale, President and Chief Executive Officer.  “We expect to continue investing in growth initiatives including product development, international expansion and entering new markets.  We believe the Company will emerge from the recession with strong, profitable growth.”

Cautionary Statement Regarding Forward-Looking Statements

A forward-looking statement is any statement made in this earnings release and other reports that the Company files periodically with the Securities and Exchange Commission, as well as in press releases, analyst briefings, conference calls and the Company’s Annual Report to shareholders, which reflects the Company’s current thinking on market trends and the Company’s future financial performance at the time they are made.  All forecasts and projections are forward-looking statements.  The Company undertakes no obligation to update these statements in light of new information or future events.

The Company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 by making cautionary statements concerning any forward-looking statements made by or on behalf of the Company.  The Company cannot give any assurance that the results forecasted in any forward-looking statement will actually be achieved.  Future results could differ materially from those expressed, due to the impact of changes in various factors.  These risk factors include, but are not limited to: economic conditions in the United States and other major world economies, currency fluctuations, political instability, changes in laws and regulations, and changes in product demand.  Please refer to Item 1A of, and Exhibit 99 to, the Company’s Annual Report on Form 10-K for fiscal year 2008 (and most recent Form 10-Q, if applicable) for a more comprehensive discussion of these and other risk factors. These reports are available on the Company’s website at www.graco.com and the Securities and Exchange Commission’s website at www.sec.gov.

Conference Call

Graco management will hold a conference call, including slides via webcast, with analysts and institutional investors on Thursday, October 22, 2009, at 11:00 a.m. ET to discuss Graco’s third quarter results.

A real-time Webcast of the conference call will be broadcast live over the Internet. Individuals wanting to listen and view slides can access the call at the Company’s website at www.graco.com. Listeners should go to the website at least 15 minutes prior to the live conference call to install any necessary audio software.

For those unable to listen to the live event, a replay will be available soon after the conference call at Graco’s website, or by telephone beginning at approximately 2:00 p.m. ET on October 22, 2009, by dialing 800.406.7325, Conference ID #4170310, if calling within the U.S. or Canada. The dial-in number for international participants is 303.590.3030, with the same Conference ID #. The replay by telephone will be available through October 27, 2009.

Graco Inc. supplies technology and expertise for the management of fluids in both industrial and commercial applications. It designs, manufactures and markets systems and equipment to move, measure, control, dispense and spray fluid materials. A recognized leader in its specialties, Minneapolis-based Graco serves customers around the world in the manufacturing, processing, construction and maintenance industries. For additional information about Graco Inc., please visit us at www.graco.com.

GRACO INC. AND SUBSIDIARIES

Consolidated Statement of Earnings (Unaudited)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	Sep 25,	Sep 26,	Sep 25,	Sep 26,
(in thousands, except per share amounts)	2009	2008	2009	2008

Net Sales	$147,308	$207,231	$432,900	$650,581
Cost of products sold	69,167	97,071	217,423	299,805
Gross Profit	78,141	110,160	215,477	350,776
Product development	8,752	9,626	28,584	26,605
Selling, marketing and distribution	26,589	32,420	86,814	102,083
General and administrative	16,613	15,585	49,317	50,142
Operating Earnings	26,187	52,529	50,762	171,946
Interest expense	1,148	1,934	3,735	5,443
Other expense (income), net	203	623	889	606
Earnings Before Income Taxes	24,836	49,972	46,138	165,897
Income taxes	7,500	17,200	14,400	55,100
Net Earnings	$17,336	$32,772	$31,738	$110,797

Net Earnings per Common Share
Basic	$0.29	$0.55	$0.53	$1.83
Diluted	0.29	0.54	$0.53	$1.81
Weighted Average Number of Shares
Basic	59,940	59,769	59,827	60,521
Diluted	60,314	60,365	60,133	61,168

Segment Information (Unaudited)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	Sep 25,	Sep 26,	Sep 25,	Sep 26,
	2009	2008	2009	2008

Net Sales
Industrial	$78,242	$117,685	$226,808	$365,028
Contractor	55,379	67,751	163,213	215,992
Lubrication	13,687	21,795	42,879	69,561
Consolidated	$147,308	$207,231	$432,900	$650,581
Operating Earnings
Industrial	$20,332	$35,874	$45,262	$117,847
Contractor	11,138	15,226	24,420	49,663
Lubrication	(167)	3,409	(3,348)	12,333
Unallocated corporate	(5,116)	(1,980)	(15,572)	(7,897)
Consolidated	$26,187	$52,529	$50,762	$171,946

All figures are subject to audit and adjustment at the end of the fiscal year.

The Consolidated Balance Sheets, Consolidated Statements of Cash Flows and Management's Discussion and Analysis are available in our Quarterly Report on Form 10-Q on our website at www.graco.com.